Exhibit 10.1

Certain portions of this Exhibit have been omitted pursuant to a request for confidential treatment.  The non-public information has been filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.  The omitted portions of this Exhibit are indicated by the following: [****].

SUPPLY AGREEMENT

Books-A-Million, Inc. (“BAM”) and Msolutions, LLC d.b.a. Media Solutions hereby agree that Media Solutions and/or its designated agents shall be the preferred distributor of magazines to BAM. In this Supply Agreement, we will sometimes refer to Media Solutions as “we”, “us”, and “our”, and will sometimes refer to BAM as “you” and “your.” This agreement between BAM and Media Solutions reflects the following terms of doing business:

1. Basis of Agreement: During the term of this agreement, Media Solutions will be the provider of magazines and comics (the “Merchandise”) to at least [****] of the Stores (the “Stores”) currently operated by BAM. New BAM Stores opened and Stores acquired by you will also be subject to this agreement. You will purchase Merchandise from us in accordance with the terms, conditions and procedures set forth herein or that we both agree upon from time to time during the term.

2. Pricing: During the term, the price to be charged by us for the Merchandise will be determined as described in Exhibit “A.”

3. Term: This agreement will be effective from the date determined by both parties for effective transition from Pay on Scan (October 3, 2010) through October 31, 2013, unless the agreement is terminated before such expiration date as allowed in Paragraph 8. This agreement supersedes that certain Supply Agreement dated March 22nd, 2010 and is applicable to Media Solutions and BAM and their successors or assigns.

4. Payment: Payment terms on this agreement are 60 days. Payment will be via ACH bank transfer at least four business days prior to the calendar month end. Terms on prior agreements are outlined in Exhibit B.

5. Returns: All or any part of the Merchandise purchased from Media Solutions will be returnable by you for full credit provided items are returned on a timely basis and are within the guidelines of the “Title off Sale” report currently provided with each billing invoice.

6. Exclusivity: During this agreement, BAMM agrees to purchase all magazines, for a minimum of at least [****] of all store locations, from Media Solutions in quantities we mutually determine, unless we mutually agree that a magazine title is not available through Media Solutions, in which case this magazine title will be excluded from this agreement for so long as the magazine title is not available through Media Solutions. BAM must provide Media Solutions with a current list of titles purchased from other suppliers, and BAM must notify Media Solutions in writing of any future additions. If Media Solutions is able to obtain the magazine title, then BAM will purchase the title from Media Solutions beginning within thirty (30) days of notice from Media Solutions that it will have the magazine title available for sale to BAM.

7. Retail Support: Media Solutions will provide a dedicated marketing and store support team. Media Solutions will be responsible for setting the magazine department in all new stores and remodels prior to opening and ongoing resetting of the magazine presentations in stores as requested by BAM management. Additionally, Media Solutions will provide training at periodic store personnel training events, as well as through regular store visits.

8. Insurance: Media Solutions shall carry worker’s compensation insurance with respect to its employees as required by law. Media Solutions shall at all times during the term of this Agreement maintain and pay for comprehensive general liability insurance affording protection to BAM and Media Solutions, naming BAM as an additional insured, for a combined bodily injury and property damage limit or liability of not less than $1 million for each occurrence. Media Solutions shall deliver to BAM a certificate of insurance for such policies containing a clause requiring the insurer to give BAM at least ten (10) days written notice of cancellation of such policies.

9. Termination: The Term may be terminated by either BAM or by Media Solutions only “For Cause”, as follows:

(1) You will be permitted to terminate this Agreement for Cause if:

(a) We fail to service the Stores in accordance with this agreement and we fail to cure any problems that you identify to us in writing within thirty (30) days after we receive the notice of the problems, or

(b) We breach any other material provision of this letter agreement and we fail to cure any breach that you identify to us in writing within thirty (30) days after we receive the notice of the breach, or

(c) We file for bankruptcy protection.

(2) We will be permitted to terminate this Agreement for Cause if:

(a) You fail to make any payment within fifteen (15) days after receiving written notice from us that your payment is late, or

(b) You breach any other material provision of this letter agreement and you fail to cure any breach that we identify to you in writing within thirty (30) days after you receive the notice of the breach, or

(c) You file for bankruptcy protection.

10. Dispute Resolution: We expect our relationship to continue to be mutually beneficial; however, if a dispute should arise, it is our goal to have the dispute resolved as expeditiously and cost-effectively as possible. Therefore, we both agree that if any dispute arises under our agreement, we both will submit the dispute to binding arbitration (i) with an arbitrator selected by the American Arbitration Association (AAA); (ii) under the Commercial Arbitration Rules of the AAA; and (iii) with the arbitration located in Birmingham AL.  We both agree to resort to the court system only to enforce an arbitration award or decree.

11. Confidentiality: Media Solutions and BAM agree to maintain the confidentiality of this agreement and the pricing structure, and not to disclose it to anyone other than legal advisors, accountants and consultants who agree to maintain its confidentiality, or under court order or otherwise required by law.

12. Force Majeure: Neither of us will be liable to the other by reason of any failure in performances of this agreement if the failure arises out of acts of God, acts of the other party, acts of governmental authority, fires, strikes, delays in transportation, riots, war, or any cause beyond the reasonable control of that party. If any such event delays performance, the time allowed for each performances will be appropriately extended.

13. Miscellaneous: All of the terms and conditions of this agreement will be binding on our and your successors and assigns. The agreement will be governed by the laws of the State of Alabama without reference to the choice of law doctrine of that state. This letter reflects the entire agreement of Media Solutions and BAM regarding the subject matter of this letter. If either you or we desire to waive any breach of the agreement, the waiver must be in writing and be signed by the party granting the waiver.

14. Scan Based Trading: It is agreed to by both parties that this agreement will remain in force until such time that Scan Based Trading (SBT) relationship is implemented at which time the agreement will convert to a Scan Based Trading agreement covering the same term. It is also acknowledged that before the parties implement Scan Based Trading or convert this agreement to a Scan Based Trading agreement, both parties must meet certain technological and financial requirements listed below but not limited to:

•	Items to achieve prior to conversion:
a)  A one-time inventory will be taken at the time of conversion.
b)  Front-end processes will be reviewed.
c)  Loss prevention measures will be reviewed.
d)  The outstanding payable to Media Solutions will be reconciled at the date of conversion.
e)  Data feeds must be in place and tested.

•	Provisions of SBT after conversion:
a)  Shrink will be handled based on Barnes and Noble industry accepted practices.
b)  BAM shall cause its sales systems to record the sale of the merchandise upon the merchandies being scanned at the point of sale.  Sales information by store, day, unit, title and issue shall be sent on a daily basis to Media Solutions.  Media Solutions shall prepare remittance reports based upon the information pertaining to this scanned sales information.
c)  Invoicing by Media Solutions will be weekly and will be based on SBT transactions of BAM sales as indicated above.
d)  Payment will be net 7 from the date of invoice transmission by Media Solutions and will be paid by ACH transfer.

15.  Conversion Inventory.  It is agreed by both parties that BAM will perform an inventory count of all stores on an agreed upon date prior to the effective date of this agreement.  The purpose of the inventory count will be to determine a beginning inventory for a traditional billing relationship.  BAM and Media Solutions agree to split the cost of counting of the inventory.

IN WITNESS WHEREOF, the parties have caused this agreement to be executed by their duly authorized officers as of this 27th day of October, 2010.

BOOKS-A-MILLION                                                                           MSOLUTIONS, LLC

BY:         /s/ Brian White                                                                      BY:  /s/ John Franznick

NAME:  Brian White                                                                           NAME:  John Franznick

TITLE:CFO                                                                                           TITLE: President

 Exhibit A
Media Solutions
Pricing

Magazines Discounts

Domestic                             Retail Less [****]
Imports                                Retail Less [****]
Weeklies                             Retail Less [****]
Comic Magazines              Retail Less [****]
All traditional RDA money collected will be granted Media Solutions where applicable.

Transportation Allowance
Media Solutions will provide Books-A-Million with a [****] freight allowance to ship all product via AWBC. Media Solutions will however, ship as directed by Books-A-Million as necessary. All billing (sales) related to any product commercially shipped will be excluded from net billing prior to payment of transportation allowance. Allowance will be paid monthly.

Promotional Allowances
Media Solutions will provide sales, billing and management of the various Books-A-Million promotional programs. Additionally Media Solutions will guarantee a additional [****] promotional allowance.

Exhibit B

Media Solutions
Incentives

Volume Incentive
Media Solutions will offer Books-A-Million a volume incentive program. This incentive will be paid for the life of the agreement. Payment will be made on a quarterly basis in the amount of [****]. Books-A-Million must be in compliance with all other articles and Exhibits of this agreement in order to receive this payment.

Existing Balances Payable to Media Solutions
Open invoices transacted and due under the Pay-On-Scan agreement dated March 22nd, 2010 will remain due. At the commencement of this agreement, outstanding Pay-On-Scan generated invoices will be paid, 1 per week, until all are paid and no unpaid P.O.S. invoice balance remains. The open balance(s) [old account # 50943] predating P.O.S. generated invoices must also be reconciled and paid within fifteen (15) days of the approval of the reconciliation by both parties.  If an agreement of these open items cannot be reached, both parties agree to resolution as outlined in paragraph 10.

All returns after the effective date of this contract will be credited to BAM.

All amounts due BAM for incentives, allowances that remain unpaid prior to signing this agreement must be paid at the within 15 days of the effective date of the agreement.